UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 8, 2021

Nkarta, Inc.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-39370	47-4515206
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6000 Shoreline Court, Suite 102 South San Francisco, CA		94080
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: (415) 582-4923

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.0001 par value per share	NKTX	The Nasdaq Stock Market LLC (Nasdaq Global Select Market)

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 8, 2021, the Compensation Committee of the Board of Directors of Nkarta, Inc. (the “Company”) approved the Company entering into a Severance Agreement (a “Severance Agreement”) with each of the Company’s executive officers, including Paul Hastings, the Company’s President and Chief Executive Officer, Kanya Rajangam, M.D., Ph.D., the Company’s Chief Medical Officer, and Nadir Mahmood, Ph.D., the Company’s Chief Financial and Business Officer.  Each Severance Agreement supersedes any severance provisions in any prior offer letter, severance agreement or employment agreement between the executive officer and the Company.

Each Severance Agreement provides that if the executive officer’s employment is terminated either by the Company without “Cause” or by the executive officer for “Good Reason” (as such terms are defined in the Severance Agreement) (collectively, an “Involuntary Termination”), the executive officer will be entitled to receive: (i) continued payment of base salary for a period of 12 months (in the case of Mr. Hastings) or 9 months (in the case of the other executive officers), (ii) payment of the executive’s prior year bonus (to the extent unpaid), and (iii) payment or reimbursement of premiums to continue medical coverage for the executive officer and his or her eligible dependents pursuant to COBRA for up to 12 months (in the case of Mr. Hastings) or 9 months (in the case of the other executive officers).  If, however, the Involuntary Termination occurs in connection with or within 12 months following a “Change in Control” of the Company (as such term is defined in the Severance Agreement), the executive officer will be entitled to receive, in lieu of the severance benefits described above: (i) total payments of 18 months of base salary (in the case of Mr. Hastings) or 12 months of base salary (in the case of the other executive officers), plus one and one-half times the executive’s target annual bonus (in the case of Mr. Hastings) or one times the executive’s target annual bonus (in the case of the other executive officers), paid in installments in accordance with the Company’s standard payroll schedule over a period of 18 months (in the case of Mr. Hastings) or 12 months (in the case of the other executive officers), (ii) payment of the executive’s prior year bonus (to the extent unpaid), (iii) payment or reimbursement of premiums to continue medical coverage for the executive officer and his or her eligible dependents pursuant to COBRA for up to 18 months (in the case of Mr. Hastings) or 12 months (in the case of the other executive officers), and (iv) accelerated vesting of each then-outstanding and unvested equity award subject to time-based (and not performance-based) vesting requirements (with performance-based vesting equity awards to be governed by the terms of the applicable award agreement, provided that any time-based vesting requirement will be deemed satisfied).  The severance benefits described in this paragraph are conditioned on the executive officer executing and not revoking a general release of claims in favor of the Company and the executive officer’s continued compliance with his or her At Will Employment, Confidential Information, Invention Assignment and Arbitration Agreement with the Company.  The foregoing description of the Severance Agreements is qualified in its entirety by reference to the text of the form of Severance Agreement, a copy of which is filed as Exhibit 10.1 to this report and incorporated herein by this reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description

10.1	Form of Severance Agreement

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Nkarta, Inc.

Date: January 13, 2021	By:	/s/ Nadir Mahmood
Nadir Mahmood
Chief Financial and Business Officer